Exhibit 10.1

Share Sale and Purchase Agreement

BETWEEN

Consolidated Water Co. Ltd.

— and —

Belize Water Services Limited

Contents

Parties	1
Recitals	1
Definitions and Interpretations	1
Sale and Purchase of Shares	4
Consideration	4
Conditions	5
Initial Completion	6
Warranties	8
Retention, Adjustment, and Finalization	11
Costs	12
Notices	13
Governing Law	13
Severance	14
Waivers and Remedies	14
Stamp Duty and Taxes	15
Confidentiality	15
Publicity	15
General	15
Schedule 1 – The Company	17
Schedule 2 – The Property	18
Schedule 3 – Seller’s Warranties	19
Schedule 4 – Purchaser’s Warranties	36

THIS AGREEMENT is made on the 31st day of December 2018

PARTIES

Consolidated Water Co. Ltd., a company duly formed under the laws of Cayman Islands with registered office at Regatta Office Park Windward Three, 4th Floor, West Bay Road, Grand Cayman, KY1 – 1102, Cayman Islands (the Seller); and

Belize Water Services Limited, a company duly formed under the laws of Belize with registered office situate at No. 7 Central American Boulevard, Belize City, Belize (the Purchaser).

RECITALS:

A.	Consolidated Water (Belize) Limited (the Company) is a local private company that is the owner and operator of a Water Treatment Plant situate in San Pedro Town, Ambergris Caye, Belize District, Belize.

B.	The Company was duly incorporated on the 5th day of March 1992 and is comprised of $10,000 authorized share capital divided into 1,000 shares of $10.00 each.

C.	The Seller is the registered holder and/or beneficial owner of 100% of the issued and outstanding shares in the Company.

D.	The Seller and/or its subsidiaries (other than the Company) are indebted to the Company as of November 30, 2018 in the amount of One Million Five Hundred Ninety Nine Thousand Two Hundred Nineteen United States Dollars ($1,599,219.00), which amount is estimated to be approximately One Million Eight Hundred Thousand United States Dollars (US $1,800,000.00) as of the Closing Date, and the Seller and Purchaser have agreed that neither the Seller nor such subsidiaries will be bound to repay that sum to the Company and the Company shall forgive such sum prior to the Closing Date;

E.	That the Company will retain the sum of One Million Seven Hundred Thousand United States Dollars (US $1,700,000.00) or its Belizean currency equivalent after distributing all cash prior to the Closing Date.

F.	The Seller has agreed with the Purchaser to sell, or procure the sale of, the shares to the Purchaser on the terms and conditions contained in this Agreement.

THE PARTIES AGREE:

1.	Definitions and interpretation

1.1.	Definitions

In this Agreement and in the Schedule (unless the context otherwise requires), the following words and expressions have the following meanings:

Accounting Date	means the 31st of December 2017;

Audited Accounts	means the audited accounts of the Company for the accounting reference period ended on the 31st of December 2017 consisting of balance sheets, statements of income, statements of stockholder’s equity, statements of cash flows, notes to the financial statements, and independent auditors’ report;

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Business Day	means any day other than a Saturday, Sunday, or a day on which the branch of Scotia Bank (Belize) Limited located in Belize City is closed.

Companies Act	means the Companies Act of Belize;

Company	means Consolidated Water (Belize) Limited the particulars of which are set out in Schedule 1;

Completion Accounts	means the accounts prepared in accordance with clause 7;

Confidential Information	means all financial, business and all other information (whether written, oral or in electronic form or on magnetic or other media) of the Company which the Company has treated as confidential and which is not in the public domain;

Initial Completion Date	means December 31, 2018 and Initial Completion shall be construed accordingly;

Due Diligence Questionnaire & Response to Due Diligence Questionnaire	means the Due Diligence Questionnaires presented by the Purchaser to the Seller previously hereto and Responses to those Due Diligence Questionnaires representing the Seller’s response to the Purchaser’s Due Diligence Questionnaires disclosing various matters relating to the Seller’s Warranties and all other matters disclosed thereunder;

Environmental Permits	means the permits, consents, licences, authorisations and approvals which are required by Company under Belizean Law that have been disclosed under the Due Diligence Questionnaire & Response to Due Diligence Questionnaire;

Finalization	the date that is six months after the Initial Completion when the Retention Sum will be paid in accordance with Clause 7;

Financial Reporting Standard	means the accounting standard adopted by the Securities Exchange Commission known as Generally Accepted Accounting Principles (US GAAP) and in force at the Initial Completion Date;

Incumbrance	means any mortgage, charge (whether fixed or floating), pledge, lien, option, right of pre-emption, right of retention of title or any other form of security, interest or any obligation (including any conditional obligation) to create any of the same;

Knowledge of the Seller or the Seller’s Knowledge or any similar phrase with respect to the Knowledge of the Company	means the knowledge of any executive officer or director of the Company or the Seller, and an individual shall be deemed to have knowledge of a particular fact, circumstance or other matter if: (i) such person is actually aware of such fact, circumstance or matter or (ii) an individual could have known such fact, circumstance or matter through a reasonable inquiry concerning the truth or existence of such fact, circumstance or other matter.

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PAYE	means pay as you earn system for collecting income tax;

Property	means the property, short particulars of which are contained of Schedule 2;

Purchaser’s Accountant	means Ernst & Young Services Ltd of One Welches, Welches, BB220025, St. Thomas, Barbados;

Purchaser’s Attorneys–at-law	means Barrow & Williams LLP of Equity House No. 84 Albert Street, Belize City, Belize;

Purchaser’s Warranties	means the representations, warranties and undertakings given by the Purchaser and referred to in clause 6 and Schedule 4.

Retention Sum	means the sum retained by the Purchaser’s lender under clause 7;

Seller’s Accountants	means BDO Belize LLP of Jasmine Court, Suite 201, 35A Regent Street, Belize City, Belize;

Seller’s Attorneys- at-law	means Courtenay Coye LLP of No. 15 A Street, King’s Parks, Belize City, Belize;

Seller’s Loans	means the amount owing by the Seller or its subsidiaries (other than the Company) to the Company referred to in Recital D that is to be forgiven by the Company prior to Initial Completion;

Seller’s Warranties	means the representations, warranties, and undertakings given by the Seller and referred to in clause 6 and Schedule 3.

Shares	means all the issued and outstanding shares in the Company;

Tax Authority	means any authority or body which has authority to administer and impose Tax under statutory authority;

Taxation or Tax	means any form of taxation, duty, levy, impost, charge, national insurance or other similar contribution, or rates imposed by a Tax Authority, including without limitation income tax, stamp duty, excise duties, local rates and any related penalty, fine, surcharge and interest;

1.2.	Interpretation

1.2.1.	Expressions in the singular shall include the plural, and in the masculine shall include the feminine, and vice versa, and references to persons shall include corporations and vice versa.

1.2.2.	References to any statute or statutory provision shall be construed as references to that statute or statutory provision as amended, re-enacted or modified in its operation by any other statute or statutory provision (whether before or after the date of this Agreement, except that (a) references to any statute or statutory provision in the Warranties shall be construed as references to that statute or statutory provision as in effect on the date hereof or the Initial Completion, as applicable), and shall include:

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1.2.2.1.	any provisions of which they are re-enactments (whether with or without modification); and

1.2.2.2.	any subordinate legislation made under the relevant statute;

1.2.2.3.	provided, however, that no amendment, re-enactment or modification in the operation of any statute or statutory provision shall result in the adjustment of the Purchase Price.

1.2.3.	References to recitals, clauses and Schedules are references to recitals and clauses of, and Schedules, to this Agreement.

1.2.4.	The headings used in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

1.2.5.	The Recitals and Schedules form part of this Agreement.

2.	Sale and purchase of shares

2.1.	Subject to the terms of this Agreement:

2.1.1.	the Seller shall sell, or procure the sale of, the Shares free from all claims or Incumbrances; and

2.1.2.	the Purchaser (relying on the representations, warranties, undertakings and indemnities by the Seller in this Agreement) shall purchase the Shares free from all claims or Incumbrances for the consideration detailed in clause 3.

3.	Consideration

3.1.	Subject to adjustment as provided by clauses 3.2, 3.3 and 3.4 and subject to adjustment and retention as provided by clause 7, the consideration payable for the Shares (the Purchase Price) shall be the sum of Seven Million United States Dollars (US $7,000,000.00) to be paid by electronic transfer to an account that the Seller or their Attorneys-at-law will direct in the manner prescribed in this Agreement.

3.2.	The Purchase Price shall be increased by the amount of any and all unpaid invoices payable by the Purchaser for water sold by the Company to the Purchaser as of and through the Initial Completion Date.

3.3.	The Purchase Price shall be increased by the amount by which the amount of cash held by the Company with Scotia Bank (Belize) Limited exceeds the amount set forth in clause 4.1.1.1 at the Initial Completion Date. Conversely, the Purchase Price shall be decreased by the amount by which the amount of cash held by the Company with Scotia Bank (Belize) Limited is less than the amount set forth in clause 4.1.1.1 at the Initial Completion Date.

3.4.	The Purchase Price shall be increased by the amount by which the value of the Company’s consumables inventory at the Initial Completion Date exceeds Four Hundred Fifty Thousand United States Dollars ($450,000.00). Conversely, the Purchase Price shall be decreased by the amount by which the value of the Company’s consumables inventory at the Initial Completion Date is less than Four Hundred Fifty Thousand United States Dollars ($450,000.00).

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4.	Conditions

4.1.	The obligations of the Purchaser to purchase the Shares from the Seller, on the terms of this Agreement, are conditional upon the following requirements being satisfied :

4.1.1.	at or prior to the Initial Completion Date:

4.1.1.1.	that a sum equivalent to One Million Seven Hundred Thousand United States Dollars (US $1,700,000.00) is held by the Scotia Bank (Belize) Limited for the Company’s account on the date of the Initial Completion Date;

4.1.1.2.	that the Company does not have any notes payable or other form of outstanding debt;

4.1.1.3.	that Frederick W. McTaggart shall assign to the Seller the two shares of the Company that he holds as nominee for the Seller as of the date hereof;

4.1.2.	at or prior to the Closing Date:

4.1.2.1.	that all regulatory approvals necessary or desirable to effectuate the transactions contemplated herein have been obtained.

4.2.	The obligations of the Seller to sell the Shares to the Purchaser, on the terms of this Agreement, are conditional upon the following requirements being satisfied:

4.2.1.	at or prior to the Closing Date:

4.2.1.1.	that the Company has forgiven the Seller’s Loans;

4.2.2.	at or prior to the Closing Date:

4.2.3.	subject to retention as provided by clause 7, the Purchaser shall pay the Purchase Price in immediately available funds to the Seller;

4.2.4.	receipt of the necessary permission and requirements under the laws of Belize regarding the conversion of the dividends payable by the Company to the Seller from Belize Dollars to United States Dollars and the actual payment thereof;

4.2.5.	that all regulatory approvals necessary or desirable to effectuate the transactions contemplated herein have been obtained; and

4.2.6.	that the Retention Sum shall be retained by the Purchaser’s lender, with these funds to be ultimately disbursed to the Seller or Purchaser as provided by clause 7.

4.3.	The parties to this Agreement shall use all reasonable endeavours to procure (a) that the requirements set out in clauses 4.1.1 and 4.2.1 are satisfied by December 31st, 2018 or such later date as may be agreed and (b) that the requirements set out in clauses 4.1.2 and 4.2.2 are satisfied by January 16, 2019 or such later date as may be agreed.

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4.4.	If all the requirements set out in clause 4.1.1 have not been satisfied (or waived by the Purchaser in the manner specified by clause 4.6) by the date specified in clause 4.3 then the Purchaser may at any time up to the Initial Completion Date give notice in writing to the Seller cancelling this Agreement. From the date that such notice is given this Agreement shall be void and of no effect, and none of the parties to this Agreement shall be under any liability in respect of this Agreement (provided that the Purchaser shall have used all reasonable endeavours to procure the fulfilment of the requirements set out in clause 4.2.1).

4.5.	If all the requirements set out in clause 4.2.1 have not been satisfied (or waived by the Seller in the manner specified by clause 4.6) by the date specified in clause 4.3 then the Seller may at any time up to the Initial Completion Date give notice in writing to the Purchaser cancelling this Agreement. From the date that such notice is given this Agreement shall be void and of no effect, and none of the parties to this Agreement shall be under any liability in respect of this Agreement (provided that the Seller shall have used all reasonable endeavours to procure the fulfilment of the requirements set out in clause 4.1.1).

4.6.	No waiver by the Purchaser of the requirements of clause 4.1.1 or by the Seller of the requirements of clause 4.2.1 shall be valid unless it is in writing and signed on behalf of the applicable party by a director, officer or by the party’s Attorneys-at-law.

5.	Initial Completion

5.1.	In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, the initial completion of the sale and purchase of the Shares, and the transfer of the Shares from the Seller to the Purchaser, shall be deemed effective as of the Initial Completion Date, and the closing of the sale and purchase shall take place at the offices of the Purchaser’s Attorneys-at-law on or before January 16, 2019, (the Closing Date) when and where the matters referred to in clauses 5.2 to 5.4 shall be carried out:

5.2.	The Seller will deliver to the Purchaser on the Closing Date:

5.2.1.	instrument of transfer of the Shares dated as of the Initial Completion Date duly executed in favour of the Purchaser (or as it in writing directs), accompanied by respective share certificate(s) and will cooperate with the Purchaser as needed to effect any required registration, recording or filing;

5.2.2.	any waivers, consents or other documents as may reasonably be required to give a good title to the Shares, and to enable the Purchaser or its nominees to become their registered holders;

5.2.3.	the certificates of incorporation, statutory books (including minute books), common seal, and all books of account and other records of the Company complete and (where appropriate) written up to date;

5.2.4.	the title deeds to the Property and all ancillary documents;

5.2.5.	the resignation of the existing directors and secretary of the Company dated as of the Initial Completion Date, with a written acknowledgement from each (executed as a deed) that he has no claim whatever against the Company whether in respect of compensation for loss of office, damages, pensions, loans or otherwise;

5.2.6.	certificates from the Company's bankers certifying the current and deposit account balances of the Company at the close of business on the Initial Completion Date;

5.2.7.	written confirmation from the Seller that, as of and following the Initial Completion Date, there are no existing guarantees given by the Company in their favour and that the Seller will not be indebted to the Company or vice versa;

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5.2.8.	appropriate certified minutes of the Seller authorising execution of this Agreement, and any other ancillary documentation;

5.2.9.	original certificates of all registered trademarks, patents and designs, and the originals of all licences or Environmental Permits obtained by, or issued to, the Company in connection with the business carried on by it;

5.2.10.	evidence (in a form reasonably satisfactory to the Purchaser) of the release from all charges, debentures and other security interests created by the Company, or to which any of its assets is subject, or (as appropriate) certificates of non-crystallisation;

5.2.11.	all electronic records, passwords, and other electronic material that is in the possession of the Seller for the Company’s use that will allow the Purchaser to seamlessly operate the systems therein; and

5.2.12.	such other papers and documents as the Purchaser may reasonably require, by the Purchaser’s Attorney’s-at-law giving notice to the Seller’s Attorneys-at-law not less than 3 Business Days before the Closing Date.

5.3.	The Purchaser shall pay, or otherwise arrange for the payment of, Six Million Seven Hundred Thirty-Five Thousand United States Dollars (US $6,735,000.00) by way of electronic transfer to such bank account as the Seller or their Attorneys-at-law have designated on the Closing Date. The sum of $265,000 (the Retention Sum) shall be retained by the Purchaser’s lender, with these funds to be ultimately disbursed to the Seller or Purchaser as provided by clause 7.

5.4.	If the provisions of clauses 5.1 to 5.2 are not complied with in any respect on the Closing Date and the Purchaser stands ready to comply with clause 5.3, the Purchaser may:

5.4.1.1.	defer the Closing Date to a date not more than 45 days after the Initial Completion Date (in which case the provisions of clauses 5.1 to 5.4 shall apply to the Closing Date as so deferred); or

5.4.1.2.	proceed to closing the transactions so far as practicable (without prejudice to its rights under this Agreement); or

5.4.1.3.	rescind this Agreement without prejudice to any other remedy and without incurring any liability to the Seller.

5.5.	If either (a) the provisions of clause 5.3 are not complied with in any respect or (b) the Seller has not been able to repatriate sufficient cash from the Company to reduce the cash balance of the Company to the equivalent of One Million Seven Hundred Thousand United States Dollars (US $1,700,000.00), in each case on or prior to the Closing Date, and the Seller has complied, or stands ready to comply, with clauses 5.1 and 5.2, the Seller may:

5.5.1.1.	defer the Closing Date to a date not more than 45 days after the Initial Completion Date (in which case the provisions of clause 5.3 shall apply to the Closing Date as so deferred); or

5.5.1.2.	proceed to closing the transactions so far as practicable (without prejudice to its rights under this Agreement); or

5.5.1.3.	rescind this Agreement without prejudice to any other remedy and without incurring any liability to the Purchaser.

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6.	Warranties

6.1.	The Seller warrants and represents to the Purchaser in relation to the Company in the terms set out in Schedule 3 and that all information contained or referred to in the Response to Due Diligence Questionnaire is true, accurate, and fairly presented in all material respects.

6.2.	The Seller agrees that:

6.2.1.	the Seller’s Warranties referred to in clause 6.1 shall remain in full force and effect notwithstanding Initial Completion for a period of six months after the date of Initial Completion (inclusive of any extended date under clause 5.5); and

6.2.2.	so far as such Seller’s Warranties relate in whole or in part to present or past matters of fact at Initial Completion, they shall also be deemed to constitute fundamental representations upon the faith of which the Purchaser has entered into this Agreement.

6.3.	For the avoidance of doubt the Seller’s Warranties shall be separate and independent and (save as expressly provided) shall not be limited by reference to any other clause, or anything in this Agreement or its Schedules. Although the exceptions and disclosures contained in the Response to Due Diligence Questionnaire are made with reference to particular numbered sections that correspond to the numbered sections of the Due Diligence Questionnaire, any item disclosed in one section of the Response to Due Diligence Questionnaire is deemed disclosed in each and every other section of the Response to Due Diligence Questionnaire to the extent that it is reasonably evident on the face of such disclosure that the disclosed item applies to such other section or subsection.

6.4.	To the extent that any of the Seller’s Warranties is limited or qualified by the materiality of the matters to which such Warranty is given, the inclusion of any item in the Response to Due Diligence Questionnaire does not constitute a determination or admission by the Seller that such disclosed item is material, nor shall it be deemed to establish a standard of materiality. To the extent that any Warranty calls for disclosure of items occurring outside the ordinary course of business, the inclusion of any item in the Response to Due Diligence Questionnaire does not constitute a determination or admission by the Seller that such disclosed item occurred outside the ordinary course of business. Summaries of, or references to, documents in the Response to Due Diligence Questionnaire are qualified by the full text of the documents summarized or referenced provided that full and complete copies of such documents have been made available to the Purchaser.

6.5.	Nothing contained in the Response to Due Diligence Questionnaire shall constitute, or be deemed to be, an admission to any third person.

6.6.	The rights and remedies of the Purchaser in respect of the Seller’s Warranties shall not be affected by:

6.6.1.	Initial Completion;

6.6.2.	any investigation made by it, or on its behalf, into the affairs of the Company;

6.6.3.	the Purchaser’s knowledge of any information which it may have received, or been given, or have actual, implied or constructive notice of, prior to the signing of this Agreement other than that disclosed in the Response to the Due Diligence Questionnaire;

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6.6.4.	its rescinding, or failing to rescind, this Agreement, or failing to exercise, or delaying, the exercise of any right or remedy; or

6.6.5.	any event or matter whatever, except a specific and duly authorized written waiver or release.

6.7.	The Seller’s Warranties shall be deemed to be given as at the date of this Agreement; to be repeated immediately before Initial Completion; and (in each case) to relate to the facts then existing.

6.8.	The Seller undertakes with the Purchaser that it shall procure that (save only as may be necessary to give effect to this Agreement) neither it nor the Company shall do, allow or procure any act or omission before Initial Completion or through the Closing Date which would or be likely to:

6.8.1.	constitute a breach of any of the Seller’s Warranties;

6.8.2.	are in contravention of those Seller’s Warranties; or

6.8.3.	make any of such Seller’s Warranties inaccurate or misleading if they were so given.

6.9.	The Seller undertakes with the Purchaser that it will immediately disclose in writing to the Purchaser any event or circumstance which may arise, or become known to it, after the date of this Agreement and prior to Initial Completion, where that event or circumstance:

6.9.1.	is materially inconsistent with any of the Seller’s Warranties; or

6.9.2.	would have constituted a material breach of the Seller’s Warranties, had it occurred on or before the date of this Agreement.

6.10.	The Purchaser shall have the right to rescind this Agreement by notice to the Seller, if prior to Initial Completion:

6.10.1.	the Seller makes a disclosure under clause 6.9 or is otherwise in material breach of any of the Seller’s Warranties or any other provision of this Agreement; or

6.10.2.	it appears that any of the Seller’s Warranties is, or has become, materially inaccurate or misleading; or

6.10.3.	any act or event occurs which would have constituted a material breach of any of the Seller’s Warranties, had it occurred before the date of this Agreement;

6.10.4.	and this right to rescind (whether exercised or not) shall be in addition to, and not restrict, any right of the Purchaser to claim damages or other compensation.

6.11.	If, before Initial Completion the Company has been materially and adversely affected as a result of any loss caused by fire, flood, accident or other calamity, the Purchaser:

6.11.1.	shall be entitled to rescind this Agreement (regardless of whether or not that loss has been insured); but

6.11.2.	shall have no other claim in respect of that loss against the Seller or the Company.

6.12.	The Purchaser hereby warrants and represents to the Seller in the terms set out in Schedule 4.

6.13.	The Purchaser agrees that:

6.13.1.	the Purchaser’s Warranties and representations referred to in clause 6.12 shall remain in full force and effect notwithstanding Initial Completion for a period of six months after the date of Initial Completion (inclusive of any extended date under clause 5.5); and

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6.13.2.	so far as such Purchaser’s Warranties and representations relate in whole or in part to present or past matters of fact at Initial Completion, they shall also be deemed to constitute fundamental representations upon the faith of which the Seller has entered into this Agreement.

For the avoidance of doubt the Purchaser’s Warranties shall be separate and independent and (save as expressly provided) shall not be limited by reference to any other clause, or anything in this Agreement or its Schedules.

6.14	The rights and remedies of the Seller in respect of the Purchaser’s Warranties shall not be affected by:

6.14.1	Initial Completion;

6.14.2	any investigation made by it, or on its behalf;

6.14.3	the Seller’s knowledge of any information which it may have received, or been given, or have actual, implied or constructive notice of, prior to the signing of this Agreement;

6.14.4	its rescinding, or failing to rescind, this Agreement, or failing to exercise, or delaying, the exercise of any right or remedy; or

6.14.5	any event or matter whatever, except a specific and duly authorized written waiver or release.

6.15	The Purchaser’s Warranties shall be deemed to be given as at the date of this Agreement; to be repeated immediately before Initial Completion; and (in each case) to relate to the facts then existing.

6.16	The Purchaser undertakes with the Seller that it shall procure that (save only as may be necessary to give effect to this Agreement) it shall not do, allow or procure any act or omission before Initial Completion of through the Closing Date which would or be likely to:

6.16.1	constitute a breach of any of the Purchaser’s Warranties;

6.16.2	are in contravention of those Purchaser’s Warranties; or

6.16.3	make any of such Purchaser’s Warranties inaccurate or misleading if they were so given.

6.17	The Purchaser undertakes with the Seller that it will immediately disclose in writing to the Seller any event or circumstance which may arise, or become known to it, after the date of this Agreement and prior to Initial Completion, where that event or circumstance:

6.17.1	is materially inconsistent with any of the Purchaser’s Warranties; or

6.17.2	would have constituted a material breach of the Purchaser’s Warranties, had it occurred on or before the date of this Agreement.

6.18	The Seller shall have the right to rescind this Agreement by notice to the Purchaser, if prior to Initial Completion:

6.18.1	the Purchaser makes a disclosure under clause 6.17 or is otherwise in material breach of any of the Purchaser’s Warranties or any other provision of this Agreement; or

6.18.2	it appears that any of the Purchaser’s Warranties is, or has become, materially inaccurate or misleading; or

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6.18.3	any act or event occurs which would have constituted a material breach of any of the Purchaser’s Warranties, had it occurred before the date of this Agreement;

6.18.4	and this right to rescind (whether exercised or not) shall be in addition to, and not restrict, any right of the Seller to claim damages or other compensation.

7.	Retention, Adjustment, and Finalization

7.1.	At the Closing Date, the Company shall prepare its financial statements as of and for the year ending December 31, 2018 (the Completion Accounts) and submit the Completion Accounts to the parties within 30 Business Days from the Closing Date.

7.2.	.The Seller’s Accountants shall be instructed to complete an audit of the Completion Accounts and issue their auditors’ report thereon within 90 days from Initial Completion:

7.2.1.	so as to give a true and fair view of the profits and losses of the Company, full details of tax assets and tax liabilities, and of the financial position and cash flows of the Company on a basis consistent with those adopted in the preparation of the Audited Accounts.

7.3.	The Completion Accounts shall:

7.3.1.	make full provision for all liabilities and losses (including exceptional or extraordinary charges and losses in accordance with any relevant Financial Reporting Standards);

7.3.2.	make full provision for bad and doubtful debts;

7.3.3.	attribute no value to goodwill or any other intangible asset; and

7.3.4.	comply with the relevant requirements of the Companies Act, and shall be in accordance with the Financial Reporting Standards.

7.4.	The parties shall use their best endeavours to ensure that the Seller’s Accountants and Purchaser’s Accountant shall have access to all the books and records of the Company at such times as shall be agreed between the Seller and the Purchaser for the purposes of enabling them to properly audit the Completion Accounts and prepare an independent auditors’ report thereon.

7.5.	The audited Completion Accounts shall be presented to the Purchaser’s Accountants for their review. The Purchaser and Seller shall use their best endeavours to procure that the Purchaser’s Accountants have access to all information that they may reasonably require to enable them to be satisfied that the audited Completion Accounts have been prepared on the bases set out above. The Purchaser shall ensure that the Purchaser’s Accountants communicate their decision, as to whether or not they approve the audited Completion Accounts, to the Seller and the Purchaser within a period of 20 Business Days of such presentation (the Approval Period).

7.6.	In the event that the Purchaser’s Accountants shall not approve the audited Completion Accounts within the Approval Period, the Seller and the Purchaser shall use their best endeavours to procure that the Seller’s Accountants and the Purchaser’s Accountants shall meet together promptly (and in any case within a period of 5 Business Days of the end of the Approval Period) to resolve any dispute that has arisen between them with regard to the audited Completion Accounts.

7.7.	If any dispute relating to the audited Completion Accounts is not resolved within a period of 5 Business Days, then (unless the Seller and Purchaser otherwise agree in writing) the dispute shall be referred to an independent international firm of chartered accountants (the Referee) to be appointed by agreement in writing between the Seller and the Purchaser.

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7.8.	The Referee shall act as an expert and not as an arbitrator, to the intent that his decision (in the absence of manifest error) shall be final and binding upon the Seller and the Purchaser, and his costs and expenses shall be borne as to 50% by the Seller and 50% by the Purchaser.

7.9.	Upon:

7.9.1.	the approval by the Purchaser’s Accountants of the audited Completion Accounts; or

7.9.2.	the resolution of any dispute arising between the Seller’s Accountants and the Purchaser’s Accountants in respect of the audited Completion Accounts; or

7.9.3.	the decision of the Referee

the Seller and the Purchaser shall use their best endeavours to procure that the Seller’s Accountants and the Purchaser’s Accountants immediately issue the Completion Accounts, signed by the Seller’s Accountants and the Purchaser’s Accountants in the form approved, resolved or decided, which shall (in the absence of manifest error) be final and binding on the Seller and the Purchaser.

7.10.	The Finalization of this Agreement (Finalization) shall occur six months after the Initial Completion Date. If before Finalization there is a breach of any warranty, the remainder of the Purchase Price shall be reduced by an amount (the Deficit) equal to the amount of the shortfall or loss attributable to the breach of the warranty up to, but not exceeding, the amount of the Retention Sum. The Seller’s liability for any loss attributable to the breach of any warranty shall not exceed the Retention Sum. No party shall seek, nor shall it be entitled to, consequential, punitive, exemplary or special damages (including damages for any lost profits) in any claim for indemnification or recovery pursuant to this Agreement. Any claim for damages payable under this Agreement shall be net of any insurance proceeds actually received by such party with respect to such damages (after deducting the amounts of policy deductibles, self-insured retentions and any out of pocket costs and expenses incurred in connection with the recovery of such proceeds).

7.11.	The Deficit shall be set-off against the Retention Sum and shall (to the extent permissible at law) be treated as reduction in the Purchase Price, and the amount of the Deficit shall be paid to the Purchaser from the Purchaser’s lender.

7.12.	If, on Finalization, the Purchaser shall not have previously made any claim or claims under the Seller’s Warranties, the Retention Sum shall be paid from the Purchaser’s lender to the Seller. If, on Finalization, the Deficit is less than the Retention Sum, then the amount by which the Retention Sum exceeds the Deficit shall be paid by the Purchaser’s lender to the Seller.

7.13.	The determination as to whether a warranty under this Agreement has been breached as well as the amount of the shortfall or loss attributable to the breach of the warranty, shall be made by an independent party agreed to by the parties. Such determination shall be made prior to the payment of any funds pursuant to clauses 7.12 and 7.13

8.	Costs

8.1.	All costs and expenses incurred by, or on behalf of, the parties to this Agreement in connection with its negotiation, preparation and execution (including all fees of representatives, attorneys-at-law and accountants employed by any of the parties) shall be borne solely by the party incurring them and the other party have no liability in respect of those costs and expenses.

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9.	Notices

9.1.	Any notice to be given for the purposes of this Agreement shall either be delivered personally or sent by first class recorded delivery post or electronic mail.

9.2.	The address and electronic mail address for service of the Seller shall be:

Ramjeet Jerrybandan

Executive Vice President Operations

PO Box 1114, Regatta Office Park, Windward 3, 4th Floor

Grand Cayman, KY1-1102, Cayman Islands

345-945-4277

Jerry@cwco.com

cc: ccoye@courtenaycoye.com

9.3.	The address and electronic mail address for service of the Purchaser shall be:

Alvan Haynes Chief Executive Officer 7 Central American Blvd. Belize City, Belize alvan.haynes@bwsl.com.bz cc: rodwell@barrowandwilliams.com

9.4.	A notice shall be deemed to have been served as follows:

9.4.1.	if personally delivered, at the time of delivery;

9.4.2.	if sent by international courier, at the expiration of 72 hours after the notice was delivered into the custody of the international courier; and

9.4.3.	if sent by electronic mail, upon receipt of a delivery confirmation from the recipient’s electronic mail host.

9.5.	In proving such service, it shall be sufficient to prove that personal delivery was made, or by producing a receipt from the international courier for the properly addressed envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a prepaid recorded delivery letter or that the electronic mail was properly addressed, sent and received by the recipient’s electronic mail host.

10.	Governing law and jurisdiction

10.1.	This Agreement shall be governed by and construed in accordance with the laws of England.

10.2.	Subject to clause 7 and the specific procedure therein dealing with disputes arising upon the presentation of the Completion Accounts, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination, existence or invalidity thereof, shall be settled by Mediation/Arbitration.

10.3.	Any party may commence Mediation by sending a notice for mediation to the other party.

10.4.	The parties shall thenceforth promptly arrange such mediation within 5 Business Days of receiving such notice.

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10.5.	The notice shall set forth the nature of the matter to be resolved through mediation.

10.6.	The parties shall select a mediator and shall have a mandatory mediation session of three hours. If the parties are unable to agree upon a mediator, then each party shall select a mediator from the pool of mediators maintained by the London Court of International Arbitration and those two mediators shall select a third mediator from such list, and such third mediator shall be the mediator for the matter.

10.7.	The parties may elect to hold further sessions.

10.8.	Should the parties fail to come to some resolution regarding the issue, the parties shall proceed to arbitration as set out below within 10 Business Days from the holding of the mediation.

10.9.	Unless otherwise agreed in writing, the forum for the arbitration proceeding will be London, England.

10.10.	The substantive law of England will be applied by the arbitrators to the resolution of the dispute, controversy or claim.

10.11.	The parties to the dispute will share equally all initial costs of arbitration and the prevailing party will be entitled to reimbursement of attorney fees, and reasonable costs and expenses incurred in connection with the arbitration.

10.12.	The arbitration proceedings shall be conducted in the English language and the Award shall be in English.

10.13.	The number of arbitrators shall be three.

10.14.	Each party to this agreement shall appoint one arbitrator and the third arbitrator shall be appointed by both arbitrators.

10.15.	The third arbitrator shall be the presiding arbitrator having conduct of the arbitration.

10.16.	All decisions of the arbitrator will be final, binding, and conclusive on the parties.

10.17.	Judgment may be entered on any such decision in accordance with applicable law in any court having jurisdiction of it.

11.	Severance

11.1.	If any provision of this Agreement is or becomes illegal, invalid or unenforceable, that shall not affect the legality, validity or enforceability of any other provision of this Agreement.

12.	Waivers and Remedies

12.1.	The rights of each party under this Agreement:

12.1.1.	may be exercised as often as necessary;

12.1.2.	are cumulative and exclusive of rights under the general law; and

12.1.3.	may be waived only in writing and specifically;

and any delay in exercising or failure to exercise any right shall not be a waiver of such right.

12.1.4.	The rights of the Purchaser in respect of a breach of any provision of this Agreement shall not be affected by Initial Completion nor by the giving of any time or other indulgence by the Purchaser to any person nor by the Purchaser rescinding or not rescinding this Agreement nor by any other cause except a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights of the Purchaser.

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13.	Stamp Duty and Taxes

13.1.	For the avoidance of doubt, the Company shall not pay any legal or other professional charges and expenses in connection with the negotiation, preparation, execution and carrying into effect of this Agreement.

13.2.	The Purchaser shall be responsible for payment of all taxes arising from the transactions contemplated hereby, including but not limited to any stamp duty, registration fees or general sales taxes that may be payable in respect of this Agreement and the transfers of the Sale Shares.

14.	Confidentiality

14.1.	The Seller undertakes that it shall at all times hereafter preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes Confidential Information of the Company except:

14.1.1.	to the extent otherwise expressly permitted by this Agreement or required by law, regulation or governmental authority; or

14.1.2.	with the prior consent in writing of the person to whose affairs such Confidential Information relates;

14.1.3.	and will on demand made by the Purchaser at any time deliver up to the Purchaser, or destroy or erase, all notes and records on whatever media (including copies) containing such Confidential Information, in each case being in his custody, control or possession.

14.2.	Nothing in this clause will require the Seller to deliver up, destroy or erase anything which it is required to retain by law, any court of competent jurisdiction or any legal or regulatory authority regulating the Seller provided prior notice is given to the Purchaser of such intention. Further, (i) the Seller may retain one copy of the Confidential Information in a secure location solely for the purpose of monitoring its obligations under this Agreement; and (ii) this clause 14 shall not require the destruction of Confidential Information preserved by the Seller’s automatic or routine computer backup functions (including but not limited to backup tapes of Seller’s documents and data), to the extent that such Confidential Information is not accessed or otherwise used, shared or disclosed, in violation of this Agreement.

14.3.	The restrictions contained in this clause shall continue to apply after Finalization without limit in time.

15.	Publicity

15.1.	No announcement or other disclosure, concerning the sale and purchase of the Shares or any ancillary matter, shall be made before Initial Completion by the Seller or Purchaser (whether to the press, employees, customers or suppliers) except as agreed by both Parties or as may be required by law, including the federal securities laws of the United States and the rules and regulations promulgated thereunder.

16.	General

16.1.	All of the parties to this Agreement will before, upon and after the Initial Completion do all acts and things, and sign and execute all documents and deeds, reasonably necessary for the purpose of implementing the terms of this Agreement.

16.2.	None of the rights or obligations under or pursuant to this Agreement may be assigned or transferred to any other person without the written consent of all the parties.

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16.3.	This Agreement contains the whole agreement between the parties relating to the transactions provided for in this Agreement and supersedes all previous agreements (if any) between such parties in respect of such matters, and each of the parties to this Agreement acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representations or warranties except those contained in this Agreement.

16.4.	Time shall not be of the essence of this Agreement as regards the dates and periods specifically mentioned (or any dates and periods which may be substituted for them by any agreement in writing between, or on behalf of, the Seller and the Purchaser).

16.5.	Any remedy or right conferred upon the Purchaser or Seller for breach of this Agreement (including the right to rescission) shall be in addition to, and without prejudice to, all other rights and remedies available to it.

16.6.	No amendment or variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all of the parties

16.7.	This Agreement may be executed in any number of counterparts by the different parties on separate counterparts, each of which shall, when executed and delivered, constitute an original of this Agreement, but all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any other electronic signature, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Schedule 1

The Company

Name:	Consolidated Water (Belize) Limited
Registered Office:	15A Street, Kings Park, Belize City, Belize
Date of Incorporation:	March 5th, 1992
Directors:	Raymond Whittaker
Hilberto Martinez
Frederick McTaggart
Secretary:	Ramjeet Jerrybandan
Issued Share Capital:	1,000 Share of $10.00 each

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Schedule 2

The Property

Lease

San Pedro Block 7 Parcel 1870/1      1.186 Acres

Terms

Term:       33 years

Term Start:     April 27th, 1993

Term End:      April 27th, 2026

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Schedule 3

Seller’s Warranties

The Seller’s Warranties and undertakings referred to in Clause 6 are as follows, except as provided for in this Agreement or disclosed in the Response to Due Diligence Questionnaire:

1.	Seller’s Warranties up to Initial Completion

1.1.	The Seller represents that from the date of this Agreement through the date of the Initial Completion, that the Company has not:

1.1.1.	incurred any material expenditure on capital account or entered into any commitments to do so;

1.1.2.	modified, amended, cancelled or terminated any material existing contract, agreement or instrumental material to the Company.

1.1.3.	disposed of, or agreed to dispose of, or granted any option in respect of, or acquired any material assets except in the ordinary course of trading;

1.1.4.	borrowed any money or made any payments out of, or drawings on, its bank account(s) other than routine payments and those payments related to the repatriation of the cash held by the company prior to the Closing Date as set out in Recital E and Clause 4;

1.1.5.	entered into any unusual or abnormal contract or commitment;

1.1.6.	changed its method of management or operations in any material respect;

1.1.7.	granted, agreed to grant, assigned, agreed to assign, or otherwise dispose of any material lease or third party right in respect of the Property;

1.1.8.	made any loan;

1.1.9.	entered into any material leasing, hire purchase or other agreement, or arrangements for payment on deferred terms;

1.1.10.	declared, made or paid any material dividend or other distribution, or done or suffered anything which may render its financial position materially less favourable than as at the date of this Agreement, other than those relating to the cancellation of the Seller’s Loans and repatriation of cash in excess of the equivalent of One Million Seven Hundred Thousand United States Dollars (US $1,700,000.00) which is to be held in accordance with Clause 4;

1.1.11.	granted or issued, or agreed to grant or issue, any mortgages, charges, debentures or other securities for money, or redeemed, or agreed to redeem, any such securities, or gave, or agreed to give, any guarantees or indemnities;

1.1.12.	made any material change in the terms and conditions of employment or pension benefits of any of its directors or employees, or employed or terminated (other than for good cause) the employment of any person or paid or agreed to pay any bonus or similar payment, other than bonus payments made to its employees in the month of December 2018 in an aggregate amount not to exceed US$ 52,000;

1.1.13.	permitted any of its insurances to lapse, or did anything which would make any policy of insurance void or voidable;

1.1.14.	created, issued or granted any option in respect of any class of share or loan capital, or agreed to do so;

1.1.15.	in any other material way departed from the ordinary course of its respective day-to-day business, whether in its nature, scope or the manner of conducting it;

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1.1.16.	disposed of any interest in, granted any option over, or encumbered (whether by mortgage, charge otherwise) the Shares or any of them; or

1.1.17.	permitted the Company to pass any resolution in general meeting except those relating to the completion of this Agreement.

1.2.	The Seller warrants that the Company has used all reasonable efforts to preserve and retain the business of the Company; its business organization; all material licenses, permits, authorizations, franchises and certifications; existing material contracts; goodwill; material suppliers; material vendors; material service providers; material personnel; and others having material business relations with the Company.

2.	Corporate matters

2.1.	The information contained in the recitals, this Agreement, and its Schedules are true and accurate in all material respects.

2.2.	The Company has materially complied with all applicable provisions of the Companies Act and all other Acts including but not limited to the Accounting Records (Maintenance) Act.

2.3.	The register of members and all other statutory books and minute books of the Company:

2.3.1.	have been properly kept;

2.3.2.	are up to date; and

2.3.3.	contain true, full and accurate records of all matters required to be dealt with in them.

2.4.	The Purchaser has been supplied with a copy of the memorandum and articles of association of the Company (with copies attached of all resolutions as are required to be attached by law) and copies of all resolutions setting out the rights attached to, or the conditions of issue of, any of the share capital of the Company. Those copies are true, complete and up to date, and set out in full the rights and restrictions attaching to the share capital of the Company.

2.5.	No allotment of share capital in the Company has been made in contravention of the provisions of the Companies Act.

2.6.	The Company has not at any time acquired, or taken a charge over, any of its own shares.

2.7.	The Company has not at any time made any unlawful distribution.

2.8.	The Company has not entered into any arrangement involving the acquisition from, or disposal to, its directors (or connected persons) of non-cash assets.

2.9.	The Company has not done any of the following in relation to any of its directors (or any person connected with any of its directors) in contravention of the provisions of the Companies Act:

2.9.1.	granted any loan or quasi-loan, or entered into any guarantee or credit transaction; or

2.9.2.	provided any security in connection with any such loan, quasi-loan, guarantee or credit transaction.

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2.10.	The Company has properly and punctually made and filed all returns, particulars, resolutions and documents required to be filed with the Registrar of Companies or any other governmental or local authority by the Companies Act (or any other legislation), and all such filings were, and are, correct in all material respects. In particular, all charges created by, or in favour of, the Company have (if appropriate) been registered in accordance with the provisions of the Companies Act.

2.11.	The Company has maintained, and continues to maintain, readily available for inspection by members of the public all documents required to be made so available by the Companies Act or other legislation.

3.	The Shares and share capital

3.1.	There are no agreements or other arrangements in force which provide for the present or future issue, allotment for transfer of, or accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of, any share or loan capital of the Company (including any option, right of pre-emption or conversion).

3.2.	Since the Accounting Date:

3.2.1.	no share or loan capital of the Company has been issued or allotted, or agreed to be issued or allotted (whether conditionally or absolutely);

3.2.2.	the Company has not undergone any capital reorganisation or change in its capital structure;

3.2.3.	the Company has passed no resolutions which would materially affect the Company’s position except those specifically referred to in the Recitals and Clause 4 and those necessary to carry out this Agreement; and

3.2.4.	nothing has been done in the conduct or management of the affairs of the Company which would be likely to materially prejudice the interests of the Purchaser as prospective purchaser of the Shares.

3.3.	The Company has not at any time reduced its share capital, redeemed any share capital or purchased any of its shares.

3.4.	No share capital shown in the Audited Accounts or in the statutory books of the Company has been forfeited.

3.5.	No shares in the capital of the Company have at any time been issued, and no transfers of shares in the capital of the Company have been registered, otherwise than in accordance with the articles of association of the Company from time to time in force and the Companies Act, and any necessary governmental consents have been obtained for each issue and transfer of shares in the capital of the Company.

3.6.	The Shares, including the two shares held by Frederick W. McTaggart which will be assigned to the Seller on or prior to the Initial Completion Date, constitute the whole of the issued and allotted share capital of the Company and are beneficially owned by the Seller free of all liens, charges and Incumbrances, or interests in favour of, or claims made by or which could be made by, any other person.

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3.7.	No dividends or other distributions of profits have been declared, made or paid since the Accounting Date except those necessary to give effect to the Recitals and Clause 4.

3.8.	All dividends or other distributions of profits declared, made or paid since the date of incorporation of the Company have been declared made and paid in accordance with law and its articles of association (or equivalent documents).

4.	Capacity of Seller

4.1.	The Seller is entitled to sell, or procure the sale of, the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this Agreement.

4.2.	The Seller has taken all corporate (if relevant) and other actions necessary to enable it to enter into and perform this Agreement, and has secured all approvals and consents (governmental or otherwise) required for the performance of the transactions contemplated by this Agreement.

4.3.	Neither the execution or delivery of this Agreement by the Seller, nor Completion of the transactions contemplated, is prohibited by, or violates, any provision and will not result in a material breach of:

4.3.1.	any applicable law, rule, regulation, judgment, decree, order or other requirements of the Belize or any foreign country, or of any court, authority, department, commission, board, bureau or agency; or

4.3.2.	(to the extent relevant) the articles of association of the Seller.

4.4.	Completion of the transactions contemplated by this Agreement by the Seller will not:

4.4.1.	conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any material contract, agreement or deed to which the Seller may be bound or affected; or

4.4.2.	constitute a material default or an event which, with the lapse of time or action by a third party, could result in the creation of any lien, Incumbrance, security, interest, equity, claim or restriction on any of the Shares.

5.	Accounts

5.1.	The accounting reference date of the Company for the purposes of the Companies Act is December 31 and has not at any time been any other date.

5.2.	The Purchaser has been supplied with a true and complete copy of the Audited Accounts.

5.3.	The Audited Accounts:

5.3.1.	Materially comply with the requirements of the Companies Act;

5.3.2.	have been prepared on a materially consistent basis in accordance with good accounting practice, and materially comply with the Financial Reporting Standards;

5.3.3.	are accurate in all material respects and show a true, complete and fair view of the state of affairs, financial position, assets and liabilities of the Company, and of its results for the financial period ending on the Accounting Date;

5.3.4.	as at the Accounting Date, are not materially affected by any unusual or non-recurring items;

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5.3.5.	make full provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life;

5.3.6.	make due provision for any bad or doubtful debts;

5.3.7.	fully disclose all material assets of the Company as at the Accounting Date.

5.4.	The Audited Accounts set out correctly all such reserves or provisions for Taxation as are necessary, on the basis of the rates of tax now in force, to cover all Taxation (present and future) in respect of any transaction occurring prior to the Accounting Date which is liable to be assessed on the Company (or for which the Company is accountable) up to that date.

5.5.	In the Audited Accounts:

5.5.1.	any redundant, obsolete or unusable stock, and irrecoverable work-in-progress costs, have been wholly written off;

5.5.2.	the value attributed to the remaining stock, new materials and work-in-progress, does not materially exceed the lowest of cost (on a first in first out valuation), net realisable value or replacement price, calculated as at the Accounting Date; and

5.5.3.	the same basis was adopted for the valuation of stock and work-in-progress as had been adopted in the preparation of all audited accounts of the Company laid before the Company in general meeting for the 3 financial periods ending before the date of this Agreement.

5.6.	All liabilities or outstanding capital commitments of the Company as at the Accounting Date have been included in the Audited Accounts:

5.6.1.	by way of full provision or reserve; or

5.6.2.	(in the case of any liability which was contingent, unquantified or disputed) by way of a note stating the maximum amount which has been, or could be claimed, and the best estimate of the directors (after taking all relevant professional advice) of the likelihood of such a claim materialising or being successful.

5.7.	No asset of the Company has been acquired for any consideration materially in excess of its market value at the date of its acquisition, or otherwise than by way of bargain at arm's length.

5.8.	Neither the whole, nor any material part, of the amounts included as owing by any debtors in the Audited Accounts (or subsequently recorded in the books of the Company):

5.8.1.	is overdue by more than 90 days; or

5.8.2.	has been realised on terms that any debtor pays less than the full book value of his debt; or

5.8.3.	has been written off or has proved to any extent to be irrecoverable; or

5.8.4.	is now regarded by the Company as irrecoverable except the forgiveness of the Seller’s Loans.

5.9.	The accounting and other books, ledgers, financial and other records of the Company:

5.9.1.	are in its possession;

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5.9.2.	have at all times been properly and fully written up;

5.9.3.	accurately present and reflect, in all material respects, in accordance with generally accepted accounting principles and standards, and the Companies Act, all of the transactions entered into by the Company (or the transactions to which the Company has been a party) and its financial, contractual and trading position; and

5.9.4.	have been held for the periods required by the Companies Act and the Accounting Records (Maintenance) Act.

6.	Borrowings and lending

6.1.	The total amount borrowed by the Company from its bankers does not exceed:

6.1.1.	the limit of its facilities as set out in the Response to Due Diligence Questionnaire or as notified to the Purchaser in writing before the date of this Agreement; or

6.1.2.	any limitation on borrowing powers contained in its articles of association, or in any debenture or other agreement binding on it.

6.2.	Except as disclosed in the Audited Accounts the Company does not have outstanding (whether made by, or incurred by, the Company):

6.2.1.	any borrowing or indebtedness in the nature of borrowing including (other than those contained in the Response to Due Diligence Questionnaire) any bank overdrafts, liability under acceptances (otherwise than in respect of normal trade bills) or any acceptance credit (including any amounts due to any present or former directors, or to members of the Company, other than remuneration accrued due or for reimbursement of business expenses); or

6.2.2.	any Incumbrance, guarantee or similar obligation; or

6.2.3.	any other transaction in which a director of, or a person connected with, the Company has a material interest.

6.3.	The Company:

6.3.1.	has not lent any money which has not been repaid to it except the Seller’s Loans;

6.3.2.	does not own the benefit of any debt (whether present or future) or the right to receive any money, other than debts accrued to it in the ordinary course of its business.

6.4.	The statements of the Company's bank accounts and of their credit or debit balances as of the Initial Completion Date to be delivered at the Closing Date (and any such statements delivered prior to such date) are and will be materially correct, and the Company has no other bank or deposit accounts (whether in credit or overdrawn) not included in such statements.

6.5.	In relation to such Incumbrances or guarantees (if any) detailed in the Response to Due Diligence Questionnaire and in relation to any bank overdraft, borrowings or other financial facilities available to, or financial obligations incurred by, the Company:

6.5.1.	the Seller has supplied to the Purchaser full details, and true and correct copies, of all relevant documents;

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6.5.2.	there has been no material contravention of, or non-compliance with, any provision of any relevant document;

6.5.3.	no steps for the enforcement of any Incumbrances have been taken or threatened;

6.5.4.	there has not been any alteration in the terms and conditions of any of the arrangements or facilities, all of which are in full force and effect;

6.5.5.	neither the Seller nor the Company has done anything whereby the continuance of the arrangements and facilities might be affected or prejudiced; and

6.5.6.	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

6.6.	The Company has not:

6.6.1.	factored any of its debts, or engaged in financing of a type which would not require to be shown, or reflected, in the Audited Accounts;

6.6.2.	since the Accounting Date, repaid or prepaid, or become liable to repay or prepay, any loan, loan capital or indebtedness in advance of its date of maturity;

6.6.3.	received notice from any lenders of money to it, requiring repayment or intimating enforcement of any Incumbrance, and there are no circumstances likely to give rise to any such notice.

7.	Assets

7.1.	Except for assets disposed of by the Company in the ordinary course of trading, the Company is the owner of, and has good marketable title to, all assets included in the Audited Accounts, and all assets acquired since the Accounting Date and not subsequently disposed of, and all such assets are in the Company's possession or under its control.

7.2.	There is no Incumbrance or agreement to create an Incumbrance over the whole or any part of the undertaking, property or assets of the Company.

7.3.	The Company has not agreed to acquire any asset (including stock), on terms that the property in such asset does not pass until full payment is made or all indebtedness incurred in connection with that acquisition discharged.

7.4.	All assets used in connection with the business of the Company are owned by it absolutely and, other than disclosed herein or in the Response to Due Diligence Questionnaire, are held free from any lease, hire purchase or conditional sale agreement, bill of sale, or other agreement for payment on deferred terms.

8.	Insurances

8.1.	There are existing valid policies of insurance for full replacement values against all liabilities, risks and losses (including but not limited to the losses caused by any unlawful act on the part of any person) against which it is normal or prudent to insure, in respect of all property owned by, and used in the business carried on by, the Company.

8.2.	All premiums due as of or prior to the Initial Completion in respect of the Company's insurance policies have been paid in full.

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8.3.	To the Seller’s Knowledge nothing has been done, or has been omitted to be done, which could result in any of the Company's insurance policies being, or becoming, void or voidable.

8.4.	The Seller is not aware of any circumstances, which would or might entitle the Company to make a claim under any of its insurance policies, or which would or might be required to be notified to the insurers under any of its insurance policies.

9.	Disputes/litigation

9.1.	The Company is not engaged (whether as claimant or defendant or otherwise) in any litigation, or criminal or arbitration proceedings, before any court, tribunal, statutory or governmental body, department, board or agency, and no litigation, criminal or arbitration proceedings are pending or threatened by, or against, the Company and, to the Seller’s Knowledge, there are no facts which are likely to give rise to the same, or which are likely to give rise to proceedings in respect of which the Company would be liable to indemnify any person concerned except the matter currently before the Court of Appeal of Belize arising from the Complaint Order Issued in July 2011 by the Public Utilities Commission of Belize and similar complaints arising from matters with the Public Utilities Commission.

9.2.	The Company is not subject to any order or judgment given by any court or governmental agency and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force. To the Seller’s Knowledge, there are no facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to result in the Company becoming subject to such an order or judgment, or being required to be a party to any such undertaking or assurance except the Complaints by the Public Utilities Commission noted above.

9.3.	To the Seller’s Knowledge, the Seller, the Company, the directors of the Company or any of its employees, are not the subject of any investigation, inquiry, process or request for information, in respect of any aspect of the activities of the Company by any governmental department, board or agency, or by any organisation charged with the supervision of any activities from time to time engaged in by the Company, and no such procedures are pending or, to the Seller’s Knowledge, threatened, and, to the Seller’s Knowledge, there are no facts which are likely to give rise to any such procedure.

9.4.	There is no dispute with any revenue or other official department in the Belize or elsewhere in relation to the affairs of the Company, and, to the Seller’s Knowledge, there are no facts which may give rise to such dispute.

9.5.	There are no material claims (other than claims fully covered by insurance) pending or, to the Seller’s Knowledge, threatened or capable of arising, against the Company by any employee, workman or third party, in respect of any accident or injury.

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9.6.	There has been no default by the Company under any material agreement, trust deed, instrument or any arrangement to which the Company is a party, and no threat or claim of default has been made and is outstanding, and, to the Seller’s Knowledge, there is nothing which could cause any such agreement or arrangement to be terminated or rescinded by any other party, or their terms to be worsened or the Company prejudiced as a result of anything done, or omitted or permitted to be done, by the Seller or the Company.

10.	Compliance with statutes and licences

10.1.	The Company has obtained all licences, consents, approvals, permissions, permits, test and other certificates, and authorities (public or private), necessary for the carrying on of its business in the place and in the manner in which such business is now carried on.

10.2.	All of the licences, consents, approvals, permissions, permits, certificates and authorities referred to in clause 10.1 above are valid and subsisting, and to the Seller’s Knowledge there exists no reason, or of any facts or circumstances, which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of them should be suspended, cancelled, revoked or not renewed.

10.3.	The Company has conducted, and is conducting, its business in all material respects in accordance with all applicable laws and particularly the license it holds to operate its primary business viz. the Water Treatment Plant.

11.	Trading position

11.1.	Since the Accounting Date:

11.1.1.	there has been no material adverse change (nor is any such material change expected) in the position of the Company, or in the value or state of the assets, or amount or nature of the liabilities, of the Company as compared with the position disclosed in the Audited Accounts;

11.1.2.	the Company has not disposed of any material assets, or assumed or incurred any outstanding capital commitment, or any material liabilities (whether actual or contingent), otherwise than in the ordinary course of carrying on its business (and, for this purpose, disposals of fixed assets, fixed and loose plant and machinery, fixtures and fittings, vehicles and office equipment, shall be deemed to be not in the ordinary course of business);

11.1.3.	the business of the Company has been carried on in the ordinary and usual course of business without interruption, and so as to maintain that business as a going concern.

11.2.	There has been no major change in the nature or conduct of the business carried on by the Company.

11.3.	The Company is entitled to carry on the business now carried on by it, and carried on by it during the 3 years before the date of this Agreement, without any conflict with any valid right of any other person, firm or company.

11.4.	The Company not committed or omitted to do any act or thing which could give rise to any material fine or penalty.

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12.	Contracts and arrangements

12.1.	There is not now outstanding with respect to the Company, or to which the Company is a party:

12.1.1.	any joint venture, consortium or other partnership arrangement or agreement;

12.1.2.	any material arrangement (contractual or otherwise) between the Company and any third party, which will, or may, in accordance with its terms, be terminated as a result of the sale and purchase provided for in this Agreement, or of compliance with any other provision of this Agreement;

12.1.3.	any arrangement (contractual or otherwise) which constitutes or involves material breach or violation of, or material default with respect to, the requirements or conditions of any statute, treaty, regulation or bylaw or other obligation of Belize, or any foreign country, relating to the Company or the carrying on of its business;

12.1.4.	any material contract for services (other than contracts for the supply of electricity, diesel fuel, gas, water, telecommunications or normal office services);

12.1.5.	any power of attorney, contract of agency or subsisting licence;

12.1.6.	any guarantee, warranty, undertaking or contract for indemnity, or for suretyship, under which the Company is under a prospective or contingent liability (other than guarantees or warranties implied by law with respect to goods supplied, or services performed, by the Company in the ordinary course of business);

12.1.7.	any material agreement or arrangement entered into by the Company otherwise than by way of bargain at arm's length or on arm's length terms and in the ordinary course of the Company's business, except the Seller’s Loans;

12.1.8.	any material contract or arrangement (of whatever nature) binding on the Company, which the Company cannot terminate, without any liability on its part, by giving 3 months' notice or less;

12.1.9.	any agreement or arrangement which cannot readily be fulfilled or performed by the Company in accordance with its terms, and without undue or unusual expenditure or effort, or without making a loss;

12.1.10.	any agreement containing covenants limiting or excluding its right to do business or compete (or both) in any area, or any field, or with any person, firm or company;

12.1.11.	any material agreement or arrangement which the Seller or the Company know or believe to be invalid, or in respect of which there are grounds for its termination, rescission, avoidance or repudiation (whether by the Company or any other party);

12.2.	To the Seller’s Knowledge, after Initial Completion, or as a result of the proposed acquisition of the Company by the Purchaser, no supplier of the Company has ceased, or will cease, supplying the Company, or may substantially reduce its supplies to the Company.

12.3.	No offer, tender or the like, given or made by the Company on or before the date of this Agreement and still outstanding, is capable of giving rise to a contract merely by the unilateral act of a third party.

.

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13.	Intellectual property rights

13.1.	The Company does not hold any patents, trademarks, registered designs, design rights, applications for any of the foregoing, copyrights, trade or business names, inventions, processes, know-how and other industrial property rights in respect of which the Company has been registered as proprietor, or in respect of which application for registration has been made.

13.2.	The Company is not using any process which:

13.2.1.	involves the exercise of rights owned by third parties; or

13.2.2.	makes use of information confidential to a third party except under valid licences from such third parties, all of which are in full force and effect.

13.3.	To the best of the Seller’s knowledge, the Company is not using any process which gives rise to a liability to pay compensation under the Patents Act.

13.4.	No disclosure has been made to any person other than the Purchaser of any of the industrial know-how, or the financial or trade secrets of the Company, except properly and in the ordinary course of business, and on the footing that such disclosure is to be treated as being of a confidential nature.

13.5.	The Company does not carry on business under any name other than the name on file with the Registrar of Companies.

13.6.	The Company has complied in all respects with the requirements of the Companies Act with regard to company names and business names, and such names do not infringe the rights of any third party.

14.	Employees

14.1.	The replies to the employment inquiries included in the Response to Due Diligence Questionnaire are true and accurate in all material respects.

14.2.	The Response to Due Diligence Questionnaire contains full and accurate particulars of the names and addresses, dates of birth, dates of commencement of employment or appointment to office, salaries, terms and conditions of employment, of all of the employees and officers of the Company including:

14.2.1.	all remuneration payable (including accrued holiday pay);

14.2.2.	participation in benefit schemes (such as medical expenses, permanent health insurance, pension, company car, etc.);

14.2.3.	any profit sharing, commission, incentive or discretionary bonus arrangements to which the Company is a party (whether legally binding on the Company or not); and

14.2.4.	all other benefits which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company.

14.3.	There are not now outstanding any service agreement or contract(s) between the Company and employee(s) which the Company cannot terminate by giving notice in accordance with the Labour Act without giving rise to any claim for damages or compensation (other than a statutory required payments).

14.4.	The Seller is not aware of any outstanding claim against the Company by any person who is now, or has been, an officer or employee of the Company and:

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14.4.1.	no disputes have arisen between the Company and any employee(s) during the preceding 3 years;

14.4.2.	to the Seller’s Knowledge, there are no present circumstances which are likely to give rise to any such dispute.

14.5.	The Company has at all times complied with the Labour Act and all other relevant employment legislation in respect of all its employees; is not under any present, future or, to the Seller’s Knowledge, contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee; and is not due to make any payments under any other relevant employment legislation.

14.6.	Since the Accounting Date, no change has been made in respect of the rate of remuneration, or the endowment or pension benefits, of any director or employee; or the terms of employment of any officer or senior executive.

14.7.	None of the following (nor any proposals in relation to them) are in existence:

14.7.1.	profit-sharing schemes;

14.7.2.	'phantom' share option schemes;

14.7.3.	profit-related pay schemes; or

14.7.4.	employee benefit trusts.

15.	The Property

15.1.	The Property is the only estate in land controlled by the Company or in which the Company has any other interest.

15.2.	The information contained in the Schedule as to the tenure of the Property is true and accurate in all material respects.

15.3.	To the Seller’s Knowledge, there are not in respect of the Property:

15.3.1.	any outstanding notices or orders issued by, or agreement with, any local or other authority;

15.3.2.	any proceedings in respect of any infringement of the building bylaws, or any monetary claim or liability (contingent or otherwise), under any legislation or regulations, or otherwise;

15.3.3.	any enforcement or stop notice under the relevant regulations; or

15.3.4.	any proposals in relation to any of the matters referred to in this paragraph, or any other circumstances which might result in any such order, notice or proceedings being made or served, or which may otherwise negatively affect the Property.

15.4.	The Company in whom title is vested:

15.4.1.	has paid all rent, insurance, service charges and other outgoings that may be payable in respect of the Property; and

15.4.2.	has performed and observed all material covenants (whether in relation to freehold or leasehold land), conditions, agreements, statutory requirements, planning consents, bylaws, orders and regulations affecting the Property, and requiring observance or performance by it, and no notice of any breach of any these matters has been received.

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15.5.	There is no material matter of which the Seller is, or ought to be, aware on reasonable inquiry and which adversely affects the value of the Property.

15.6.	Since the Accounting Date, the Company has not acquired or disposed of any land or buildings, or any estate, interest, right or title in any land or buildings.

15.7.	To the Seller’s Knowledge, the Company has at all times materially complied with all relevant provisions of the Factories Act.

16.	Environmental matters

16.1.	The Company has obtained the true and complete copies of all Environmental Permits held by the Company that have been disclosed to the Purchaser in writing before Initial Completion.

16.2.	The Environmental Permits constitute all the Environmental Permits required under the laws of Belize to be obtained in connection with the use of the Property, or the conduct of the Company's business.

16.3.	The Environmental Permits held by the Company are in full force and effect, and no fees or charges are owed as of the Initial Completion in respect of them.

16.4.	To the Seller’s Knowledge, no claim of any violation, breach or infringement of any applicable legislation in Belize relating to pollution, environmental protection, hazardous substances or related matters has been made against the Company.

16.5.	To the Seller’s Knowledge, no proceeding or other action of whatever nature is pending, or is threatened or under consideration, seeking the suspension, revocation, enforcement, prohibition, variation or limitation of any Environmental Permit, or seeking to impose any penalty applicable under any Environmental Permit or related legislation.

16.6.	To the best of the Seller’s knowledge, there has been, and is no, breach of any of the Environmental Permits or Environmental Legislation.

16.7.	To the best of the Seller’s knowledge, use of the Property, machinery and other property employed in the conduct of the business of the Company, has been, and is, in accordance with the Environmental Permits and applicable laws of Belize.

16.8.	In relation to the business of the Company or the Property, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which:

16.8.1.	interfere with, or prevent compliance with, the Environmental Legislation; or

16.8.2.	give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, related to matters arising under, or pursuant to, the Environmental Legislation.

16.9.	In clause 16.12 below, the term 'Release' means any spill, discharge, leak, emission, injection, escape, deposit, or release of any kind, of any substance, material or waste (whether solid, liquid or gaseous) whether from the Property or otherwise on the Property, or into the environment whether to water, land, sewage systems or air, or a combination of these.

16.10.	There has been, and is, no Release related to the business of the Company, which will result in the Company being liable for:

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16.10.1.	causing harm to the health of living organisms or the environment, or other interference with the ecological systems of which living organisms form part, and which, in the case of man, includes offence caused to any of his senses, or harm to his property; or

16.10.2.	inhibiting or restricting, or making materially more costly, any operation of the business of the Company, or the occupation of, or redevelopment of, the Property or any part of them, by reason of contamination or otherwise.

16.11.	No notice, order, judgment, demand or letter, requiring the taking of remedial or other action under or pursuant to the laws of Belize, has been served on, or received by, the Company.

16.12.	The Company has no indebtedness, obligation or liability (absolute or contingent) relating to the storage, treatment, clean-up or disposal of any pollutant, contaminant, substance, material or waste (whether solid, liquid or gaseous).

16.13.	To the Seller’s Knowledge, neither the Company nor the Property, nor the business of the Company, have been the subject of any environmental audit, evaluation, assessment, study or test the results of which adversely impacts the Company.

17.	Taxation

17.1.	General

17.1.1.	All returns, computations and payments, which should be, or should have been, made by the Company for any tax purpose, have been prepared on a proper basis and submitted within the prescribed time limits (inclusive of any extensions thereof), and are up to date and correct, excluding the possible tax consequences from the forgiveness of the Seller’s Loans.

17.1.2.	None of the returns, computations and payments referred to in clause 17.1.1 is the subject of any dispute with any Taxation Authority.

17.1.3.	To the Seller’s Knowledge, no Tax Authority has investigated, or indicated that it intends to investigate, the tax affairs of the Company.

17.1.4.	All Taxation liabilities of the Company (including contingent and deferred liabilities as at the Accounting Date) are fully provided for in the Audited Accounts and as at Initial Completion.

17.1.5.	The books and records of the Company are up to date relating to Taxation, and contain sufficient detail in appropriate form to enable the Taxation liability of the Company to be established, and to determine the Tax consequences which would arise on any disposal or realisation of any asset owned at the Accounting Date, or acquired since that date but before Initial Completion.

17.1.6.	No event has occurred which will result in the Company becoming liable to pay, or to bear, any Taxation which is primarily or directly chargeable against, or attributable to, any person, firm or company other than the Company.

17.1.7.	Since the Accounting Date, the Company has not been involved in any transaction which has given, or may give, rise to a liability to Taxation on the Company other than corporation tax on normal trading income of the Company arising from transactions entered into in the ordinary course of business.

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17.1.8.	Since the date of the last accounts which have been sent to the Commissioner of Income and Business Tax, the Company has not been engaged in any transaction or arrangement in respect of which there may be substituted for the consideration given to, or received by, the Company a different consideration for Taxation purposes.

17.2.	PAYE withholding tax and Social Security Contributions

17.2.1.	All income tax payable under the PAYE system, and payments due in respect of, have been deducted from all payments made, or treated as made, by the Company and duly paid by the Company to the Commissioner of Income and Business Tax in the appropriate manner; and the Company has complied with all its reporting obligations in connection with the benefits provided for employees and directors of the Company.

17.2.2.	All Social Security contributions that are payable have been complied with and are up to date.

17.3.	Financing

17.3.1.	The Company has not, at any time repaid or agreed to repay, or redeemed or agreed to redeem, or purchased or agreed to purchase, any shares of any class of its issued share capital.

17.3.2.	The Company has not, at any time, capitalised or agreed to capitalise (in the form of shares or debentures) any profits or reserves of any class or description, or passed, or agreed to pass, any resolution to do so.

17.3.3.	The Company has not, since the Accounting Date, made any payment which is, or will be treated as, a distribution for Taxation purposes except those specifically accounted for and provided for under the Recitals and Clause 4.

17.4.	General Sales Tax

17.4.1.	For the purposes of this paragraph, the GST legislation means the General Sales Tax Act and all regulations made or imposed under it, and any other statutes or other provisions relating to GST.

17.4.2.	The Company is registered as a zero rated for the purposes of the GST legislation.

17.4.3.	The Company has complied in all respects with the GST legislation and has made and maintained full, complete, correct and up-to-date records, invoices and other documents appropriate, or requisite, for the purposes of such legislation.

17.4.4.	No notice has been received by the Company, and the Company is not aware of anything which indicates that the grant to the Company of any interest in, or right over land, or of any licence to occupy land, is, and will continue to be, other than an exempt supply.

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17.5.	Stamp duty and land tax

17.5.1.	All documents in the possession, or under the control, of the Company, to which it has been a party and which attract stamp duty have been properly stamped. No documents are presently subject to adjudication of claims for exemption or relief, and, to Seller’s Knowledge, there are no circumstances which may result in the Company becoming liable for any interest or penalties.

18.	Seller’s interests

18.1.	Neither the Seller nor any person connected with the Seller has any interest (direct or indirect) in any other company or business which competes or has competed, or is in the future likely to compete, or has a close trading relationship with any business now carried on by the Company or intends to acquire any such interest except those disclosed in writing to the Purchaser prior to the Initial Completion Date and neither the Seller nor such persons shall incorporate or carry on any such business in Belize within a period of three (3) years from the date of Finalization.

18.2.	No indebtedness (actual or contingent), contract or arrangement is outstanding between the Company and the Seller or director of the Company, or any person connected with the Seller or such director, or any company or business in which the Seller or director or persons connected with them is or may be interested (directly or indirectly) except those disclosed in writing to the Purchaser prior to the Initial Completion Date.

18.3.	No person is entitled to receive from the Company any finder's fees, brokerage or other commission, in connection with the sale and purchase of the Shares under this Agreement.

18.4.	Other than through the Seller’s ownership of the Company and the Seller Loan, there is not now outstanding, and has not at any time during the past 2 years been outstanding, any contract or arrangement to which the Company is a party and in which the Seller, or any director of the Company, is or has been interested (whether directly or indirectly).

18.5.	The Company is not a party to any contract or arrangement which was not of an entirely arm's length nature nor has such a contract or arrangement affected its profits or financial position during the past 2 years, other than the Seller Loan.

19.	Good standing

19.1.	No receiver, administrative receiver or administrator has been appointed, nor any notice given, petition presented, or order made, for the appointment of any such person over the whole, or any part, of the assets or undertaking of the Company, or the Seller.

19.2.	No petition has been presented, no order has been made and no resolution has been passed, for the winding up of the Company, or for the appointment of a liquidator or provisional liquidator of the Company.

19.3.	The Company has not stopped payment, nor is it insolvent or unable to pay its debts as and when they fall due.

19.4.	No unsatisfied judgment is outstanding against the Company.

19.5.	No procedure for the taking control of goods by another has been undertaken in respect of the Company which remains undischarged, nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

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19.6.	To the Seller’s Knowledge, there are not pending, or in existence, any investigations or inquiries by, or on behalf of, any governmental or other body, in respect of the affairs of the Company except those disclosed in writing to the Purchaser prior to the Initial Completion Date.

19.7.	None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable, or in breach of any material contract or covenant.

19.8.	The Company has at all times carried on business, and conducted its affairs, in all material respects in accordance with its memorandum and articles of association for the time being in force, and any other documents to which it is, or has been, a party.

20.	Miscellaneous

20.1.	The Company does not carry on or have a place of business at any branch or other location other than at, and from, the Property.

20.2.	All material title deeds and agreements to which the Company is a party, and any other documents in the enforcement of which the Company is interested, have been duly stamped, and all such deeds and documents owned by, or which ought to be in the possession of, the Company are in the possession of the Company.

20.3.	The Seller has not procured or permitted any act or omission before Initial Completion which would render untrue or inaccurate as at Finalization any Seller’s Warranties.

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Schedule 4

Purchaser’s Warranties

The Purchaser’s Warranties and undertakings referred to in Clause 6 are as follows, except as provided for in this Agreement.

1. Capacity of Purchaser

The Purchaser is entitled, and has full authority, power as well as legal and financial capacity, to enter into and fully perform its obligations under this Agreement and to purchase the full legal and beneficial interest in the Shares from the Seller on the terms set out in this Agreement.

1.1	The Purchaser has taken all corporate (if relevant) and other actions necessary to enable it to enter into and perform this Agreement, and has secured all approvals and consents (governmental or otherwise) required for the performance of the transactions contemplated by this Agreement.

1.2	Neither the execution nor delivery of this Agreement by the Purchaser, nor Completion of the transactions contemplated, is prohibited by, or violates, any provision and will not result in a material breach of:

1.2.1	any applicable law, rule, regulation, judgment, decree, order or other requirements of Belize or any foreign country, or of any court, authority, department, commission, board, bureau or agency; or

1.2.2	(to the extent relevant) the articles of association of the Purchaser.

1.3	Completion of the transactions contemplated by this Agreement by the Purchaser will not:

1.3.1	conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, the terms of any material contract, agreement or deed to which the Purchaser may be bound or affected; or

1.3.2	constitute a material default or an event which, with the lapse of time or action by a third party, could result in the creation of any lien, Incumbrance, security, interest, equity, claim or restriction on any of the Shares.

1.4	When executed, this Agreement will constitute the valid and binding obligation of the Purchaser, enforceable against Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally and the discretion of the courts with respect to equitable remedies.

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1.5	There is no pending, or to the best of Purchaser’s knowledge and belief, threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator that may materially and adversely affect Purchaser’s ability to perform this Agreement.

2. Governmental and regulatory authorizations, approvals and permits

The Purchaser has obtained all governmental and regulatory authorizations, approvals and permits necessary to enter into this transaction and purchase the Shares.

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[SEAL]

THE COMMON SEAL of CONSOLIDATED	)
WATER CO. LTD.	)
Was affixed hereto by its Director	)
In accordance with its Articles of Association	)
In the presence of:	)	/s/ Frederick W. McTaggart
DIRECTOR
/s/ Ramjeet Jerrybandan
Witness

[SEAL]

THE COMMON SEAL of BELIZE	)
WATER SERVICES LIMITED	)
Was affixed hereto by its Directors	)
In accordance with its Articles of Association	)
In the presence of:	)	/s/ Alvan L. Haynes
DIRECTOR
/s/ Jennifer Schnarr
Witness
/s/ Winston Michael
DIRECTOR

I HEREBY CERTIFY that I have counted the above-written document and that it contains 216 folios of seventy – two words each and 14 words over and no more.

WITNESS my hand this 31st day of December, 2018.

_____________________

THIS DOCUMENT was prepared and drawn by Barrow & Williams LLP, Equity House No. 84 Albert Street, Belize City, Belize, Attorneys-at-Law for one of the parties concerned herein.

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